Exhibit 3.1

AMENDMENT TO AMENDED AND

RESTATED BYLAWS

The following Amendment is hereby made to the Amended and Restated Bylaws (the “Bylaws”) of Luna Innovations Incorporated, a Delaware corporation (the “Company”):

1. Article II, Section 2.3 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 2.3. Special Meeting.

Special meetings of the stockholders may be called at any time only by (i) the Board acting pursuant to a resolution duly adopted by a majority of the Board, or (ii) the mutual agreement of the Chief Executive Officer and the President. Such special meetings may not be called by any other person or persons.

Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.”

2. Article V, Section 5.1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 5.1. Officers.

The officers of the corporation shall be a President and a Secretary. The corporation may also have, at the discretion of the Board, a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Commercialization Officer, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers, and any such other officers as may be appointed by the Board or in accordance with the provisions of Section 5.3 of these Bylaws. Any number of offices may be held by the same person.”

3. Article V, Section 5.7 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 5.7. Chief Executive Officer.

The duties of the Chief Executive Officer shall be as determined from time to time by the Board.”

4. Article V, Section 5.8 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 5.8. President; Other Officers.

The duties of the President and such other officers shall each be as determined from time to time by the Board.”